FOR IMMEDIATE RELEASE:                                                               EXHIBIT 99.1

NVIDIA Reports Financial Results for Fourth Quarter and Fiscal Year 2010

•	Revenue rose 9 percent quarter-on-quarter to $982.5 million

•	GAAP net income of $131.1 million, or $0.23 per diluted share

•	GAAP gross margin of 44.7 percent

SANTA CLARA, Calif.—Feb. 17, 2010—NVIDIA Corp. (Nasdaq: NVDA) today reported revenue of $982.5 million for the fourth quarter of fiscal 2010 ended Jan. 31, 2010, up 9 percent from the previous quarter and more than double the $481.1 million reported in the same period a year earlier.  For the full fiscal year, revenue was $3.3 billion compared with $3.4 billion for the fiscal year ended Jan. 25, 2009, a decrease of 3 percent.

On a GAAP basis, the company recorded net income of $131.1 million, or $0.23 per diluted share, for the fourth quarter of fiscal 2010, compared with a GAAP net loss of $147.7 million, or $0.27 per share, in the same period a year earlier.  GAAP net loss for the fiscal year ended Jan. 31, 2010 was $68.0 million, or $0.12 per share, compared with a net loss of $30.0 million, or $0.05 per share, for the fiscal year ended Jan. 25, 2009.

Non-GAAP net income1 for the fiscal year ending Jan. 31, 2010 was $141.4 million, or $0.26 per diluted share, compared with net income of $160.3 million, or $0.29 per diluted share, for the same period a year earlier.

	Quarterly Highlights			Fiscal Year Highlights
($ in millions except per share data)	Q4 FY2010	Q3 FY2010	Q4 FY2009	FY2010	FY2009
Revenue	$982.5	$903.2	$481.1	$3,326	$3,425
GAAP:
Gross margin	44.7%	43.4%	29.4%	35.4%	34.3%
Net income (loss)	$131.1	$107.6	($147.7)	($68.0)	($30.0)
Income (loss) per share	$0.23	$0.19	($0.27)	($0.12)	($0.05)
Non-GAAP: (1)
Gross margin	44.7%	40.7%	28.1%	38.6%	39.9%
Net income (loss)	$131.1	$77.4	($145.3)	$141.4	$160.3
Income (loss) per share	$0.23	$0.13	($0.27)	$0.26	$0.29

“NVIDIA’s business continued to accelerate in the fourth quarter, with strong demand in our PC and workstation markets,” said Jen-Hsun Huang, NVIDIA’s president and chief executive officer. “While the yield of chips made using the latest 40nm process has improved significantly, demand continues to exceed our constrained supply.  Looking ahead this year, we are excited to raise the bar again with our next-generation Fermi GPU architecture; our Tegra™ mobile processor will enable a new class of amazing mobile devices like tablets; and our 3D Vision glasses and accompanying technology will bring a whole new dimension to personal computing.”

Gross margin increased to 44.7 percent for the fourth quarter fiscal 2010 from 43.4 percent in the previous quarter and 29.4 percent in the same period a year earlier.  The company’s third quarter results included a non-recurring $25.1 million credit for insurance proceeds, of which $24.1 million was recorded as a benefit to cost of revenue.  Excluding this benefit, fourth quarter non-GAAP gross margin improved 4.0 points sequentially to 44.7 percent from 40.7 percent.

1 Commencing with the fourth quarter, non-GAAP is now defined to include stock based compensation.  As a result, stock-based compensation will no longer be a reconciling item between GAAP and non-GAAP measures. All historical non-GAAP measures presented here have been prepared on this basis.

Outlook

The outlook for the first quarter of fiscal 2011 is as follows:

•	Revenue is expected to be flat from the fourth quarter.

•	GAAP gross margin is expected to be in the range of 44 to 45 percent.

•	GAAP operating expenses are expected to be flat, at approximately $305 million.

•	Tax rate of 12% to 14% assuming a renewal of the U.S. R&D tax credit, 14% to 16% otherwise.

Fourth Quarter Fiscal 2010 and Recent Highlights:

•	NVIDIA® GPU revenue was up 22 percent quarter on quarter. Within that, desktop GPU revenue was up 19 percent, notebook GPU revenue was up 27 percent and Quadro® graphics revenue was up 25 percent.

•
NVIDIA launched its next-generation Tegra™ chip: demonstrated Flash 10.1, Epic’s Unreal Engine 3 and 1080p HD video on tablets; and announced that Volkswagen and Audi will use next-generation Tegra starting in 2012.

•
NVIDIA launched Optimus™ technology, a combination of software and hardware innovations for notebooks, which provides the performance of discrete graphics while still delivering great battery life.  Eight models are available now, with 50 systems to be available by the summer.

CFO Commentary

Commentary on the quarter by David White, NVIDIA’s Chief Financial Officer and executive vice president, is available at www.nvidia.com/investor.

Conference Call and Web Cast Information

NVIDIA will conduct a conference call with analysts and investors to discuss its fourth quarter fiscal 2010 and fiscal year 2010 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (212) 231-2901.  A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com.  The Web cast will be recorded and available for replay until the company's conference call to discuss its financial results for its first quarter fiscal 2011.

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance.  These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income, non-GAAP net income per share and free cash flow.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation chips, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, a non-recurring charge against cost of revenue related to a royalty dispute, a non-recurring restructuring charge against operating expenses, a non-recurring contract termination charge against operating expenses, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (Nasdaq: NVDA) awakened the world to the power of computer graphics when it invented the graphics processing unit (GPU) in 1999.  Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics. Expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible.  Fortune magazine has ranked NVIDIA #1 in innovation in the semiconductor industry for two years in a row.  For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: the benefits and impact of, and demand for, NVIDIA’s products and technologies; and NVIDIA’s revenue outlook for the first quarter of fiscal 2011; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 25, 2009.  Copies of reports filed with the SEC are posted on NVIDIA’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Copyright © 2010 NVIDIA Corporation.  All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, NVIDIA ION and CUDA are registered trademarks and/or trademarks of NVIDIA Corporation in the United States and other countries.  All other company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated.  Features, pricing, availability, and specifications are subject to change without notice.

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For further information, contact:

Michael Hara                                                                                                                                 Robert Sherbin
Investor Relations                                                                                                                             Corporate Communications
NVIDIA Corporation                                                                                                                             NVIDIA Corporation
(408) 486-2511                                                                                                                               (408) 566-5150
mhara@nvidia.com                                                                                                                            rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,	January 25,	January 31,	January 25,
	2010	2009	2010	2009
Revenue	$982,488	$481,140	$3,326,445	$3,424,859
Cost of revenue	543,767	339,474	2,149,522	2,250,590
Gross profit	438,721	141,666	1,176,923	1,174,269
Operating expenses
Research and development	216,251	211,779	908,851	855,879
Sales, general and administrative	88,188	86,440	367,017	362,222
Restructuring charges & other	-	18,530	-	26,868
Total operating expenses	304,439	316,749	1,275,868	1,244,969
Operating income (loss)	134,282	(175,083)	(98,945)	(70,700)
Interest and other income, net	5,139	4,708	16,651	27,746
Income (loss) before income tax expense	139,421	(170,375)	(82,294)	(42,954)
Income tax expense (benefit)	8,345	(22,710)	(14,307)	(12,913)
Net income (loss)	$131,076	$(147,665)	$(67,987)	$(30,041)

Basic net income (loss) per share	$0.24	$(0.27)	$(0.12)	$(0.05)
Diluted net income (loss) per share	$0.23	$(0.27)	$(0.12)	$(0.05)

Shares used in basic per share computation	557,479	537,595	549,574	548,126
Shares used in diluted per share computation	582,081	537,595	549,574	548,126

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	January 31,	January 25,
	2010	2009
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,728,227	$1,255,390
Accounts receivable, net	374,963	318,435
Inventories	330,674	537,834
Prepaid expenses and other current assets	46,966	56,299
Total current assets	2,480,830	2,167,958

Property and equipment, net	571,858	625,798
Goodwill	369,844	369,844
Intangible assets, net	120,458	147,101
Deposits and other assets	42,928	40,026
Total assets	$3,585,918	$3,350,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$344,527	$218,864
Accrued liabilities and other current liabilities	439,851	559,727
Total current liabilities	784,378	778,591

Other long-term liabilities	111,950	151,850
Capital lease obligations, long term	24,450	25,634
Stockholders' equity	2,665,140	2,394,652
Total liabilities and stockholders' equity	$3,585,918	$3,350,727

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	January 31,	October 25,	January 25,	January 31,	January 25,
	2010	2009	2009	2010	2009

GAAP gross profit	$438,721	$391,783	$141,666	$1,176,923	$1,174,269
GAAP gross margin	44.7%	43.4%	29.4%	35.4%	34.3%

Net warranty charge against cost of revenue arising from a weak die/packaging material set (A)	-	(24,115)	(6,665)	95,878	189,289
Non-recurring charge related to a royalty dispute	-	-	-	-	4,500
Stock option purchase charge related to cost of revenue (B)	-	-	-	11,412	-
Non-GAAP gross profit	$438,721	$367,668	$135,001	$1,284,213	$1,368,058
Non-GAAP gross margin	44.7%	40.7%	28.1%	38.6%	39.9%

GAAP net income (loss)	$131,076	$107,577	$(147,665)	$(67,987)	$(30,041)
Net warranty charge against cost of revenue arising from a weak die/packaging material set (A)	-	(25,105)	(8,000)	93,949	187,954
Restructuring charges	-	-	(382)	-	7,956
Stock option purchase charge (B)	-	-	-	140,241	-
Non-recurring charge related to a royalty dispute	-	-	-	-	4,500
Non-recurring charge related to contract termination (C)	-	-	18,912	-	18,912
Income tax impact of non-GAAP adjustments (D)	-	(5,072)	(8,132)	(24,820)	(28,997)
Non-GAAP net income	$131,076	$77,400	$(145,267)	$141,383	$160,284

Diluted net income (loss) per share
GAAP	$0.23	$0.19	$(0.27)	$(0.12)	$(0.05)
Non-GAAP	$0.23	$0.13	$(0.27)	$0.26	$0.29

Shares used in diluted net income (loss) per share computation	582,081	574,381	537,595	549,574	548,126

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$69,245	$141,317	$(19,845)	$487,807	$249,360
Purchase of property and equipment and intangible assets	(22,575)	(16,593)	(42,975)	(77,601)	(407,670)
Free cash flow	$46,670	$124,724	$(62,820)	$410,206	$(158,310)

(A) Excludes a net charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase an aggregate of 28.5 million outstanding stock options for a total cash payment of $78.1 million. As a result of the tender offer the Company incurred a charge of $140.2 million, consisting of the remaining unamortized stock-based compensation expenses associated with the unvested portion of the options tendered in the offer, stock-based compensation expense resulting from amounts paid in excess of the fair value of the underlying options, plus associated payroll taxes and professional fees. The $140.2 million stock option purchase charge for the three months ended April 26, 2009 relates to personnel associated with cost of revenue (for manufacturing personnel), research and development, and sales, general and administrative of $11.4 million, $90.5 million, and $38.3 million, respectively.
(C) Excludes $18.9 million for the three months ended January 25, 2009, towards a non recurring charge related to termination of a development contract for a new campus construction project we have put on hold.

(D) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.